EXHIBIT 99.1

CONTACT

Mister Goody, Inc.

561.396.0554

info@mistergoody.com

Mister Goody Closes $250,000 Private Placement

Boynton Beach, Florida – April 9, 2013 – Mister Goody, Inc. (OTC BB: MSGO) announces that it has raised $250,000 through the issuance of a privately offered convertible note.

The note is due on April 3, 2016, but it may be called by the holder upon four months written notice to the company at any time after April 3, 2015.  The note can be repaid by the company at any time with no prepayment penalty upon 14 days written notice. The note provides the holder with 8% interest per annum and the ability to convert part or the entire note into shares of the company’s common stock at a fixed price of $0.10 per share.

The Company utilized the proceeds from the financing to increase its economic interest in its partially owned subsidiary The Naked Edge, LLC, debt retirement, and for general corporate purposes.

About Mister Goody, Inc. (OTC BB: MSGO)

Mister Goody provides management consulting services to its partially owned subsidiary The Naked Edge, LLC. The Naked Edge manufactures Veggie Go’s, an organic fruit and vegetable snack. Mister Goody’s services include consulting on matters relating to product development, packaging, sales, marketing, distribution and business management.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in  methods of marketing, delays in manufacturing or distribution, changes in customer order patterns, changes in customer offering mix, and various other factors beyond the company's control.